Exhibit 4.1

UBS

VOLUNTARY INVESTMENT PLAN

Effective Date

December 1, 2018

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UBS Voluntary Investment Plan

Article I Establishment and Purpose…………..............................................................................................................................................2

Article II Definitions …….………………………………………….……….……………………………………………………………………………....2

Article III Eligibility and Participation……………………………….…………………………….…………………….………………………….….6

Article IV Deferrals …………………………………………………………….…………………………………….…………………….……………..…7

Article V Discretionary Company Contributions………………….………………………………………………….…………….………….…..9

Article VI Payments from Accounts………………………………………….………………………………………….………………….…..…...10

Article VII Valuation of Account Balances; Investments………….….….………….…………………….……………………………….….13

Article VIII Administration ………………………………………………………….……………………….……………….………………………....14

Article IX Amendment and Termination…………….……………….……………….…………………….………….…….…….………….…..15

Article X Informal Funding…........................................................................................................................................................................15

Article XI Claims …………………………………………………..……………….……………………………………………………………….……...16

Article XII General Provisions……………………….……………….………….………………………………………………………………….….20

Article XIII Data Privacy……….…………………….……………………….………………………………………………………………………..…22

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UBS Voluntary Investment Plan

ARTICLE I

Establishment and Purpose

UBS Group AG (the “Company”) has adopted this UBS Voluntary Investment Plan, applicable to Compensation deferred under Compensation Deferral Agreements submitted on and after the Effective Date and discretionary Company Contributions, if any, credited on or after the Effective Date.

The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Participating Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for Eligible Persons who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Participating Employer will remain the general assets of the Company or the Participating Employer and shall remain subject to the claims of the Company’s or the Participating Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

2.1       Administrative Committee. Administrative Committee means a committee of one or more persons appointed by UBS to administer the Plan.

2.2       Account.  Account means a bookkeeping account maintained by the Administrative Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Administrative Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Administrative Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.3       Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.4       Affiliate.  Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5       Appeals Committee. Appeals Committee means the committee designated by the Board to hear appeals of claims that have been denied in whole or in part in accordance with Section 11.3 or Section 11.4.

2.6       Asset-Based Earned Payout. Asset-Based Earned Payout means Earned Payout meeting the definition of Investment Commission Compensation as defined in Treas. Reg. Section 1.409A-2(a)(12)(ii).

2.7       Banking Secrecy Rules. Banking Secrecy Rules means any legislation, regulations or rules which prohibit the disclosure of personal information of a financial nature or allow an individual to insist that any such personal information is not disclosed, other than the EU’s General Data Protection Regulation (2016/679) (or similar data protection laws in the EEA or former member states of the EU);

2.8       Beneficiary.  Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.9       Board of Directors. Board of Directors means the Board of Directors of UBS or, for a Participating Employer organized as a corporation, its board of directors and for a Participating Employer organized as a limited liability company, its board of managers.

2.10     Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.11     Change in Control. Change in Control means, with respect to a Participating Employer that is organized as a corporation, a change in the ownership of the Participating Employer, provided that such event constitutes a change of control event within the meaning of Code Section 409A.

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UBS Voluntary Investment Plan

Change in Ownership. For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer or acquires all or substantially all of the assets of the Participating Employer. The acquisition by a person or group owning more than 50% of the total fair market value or total voting power of the stock of such Participating Employer of additional shares or assets of such Participating Employer or the acquisition by the Company or an Affiliate thereof shall not constitute a “change of the ownership” of such Participating Employer and a transfer of assets shall not be treated as a “change in ownership” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation as determined under Treas. Reg. section 1.409A-3(i)(5)(vii)(B).

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

Notwithstanding anything to the contrary herein, with respect to a Participating Employer that is a partnership or limited liability company, Change in Control means only a change in the ownership of such entity or its assets, and the provisions set forth above respecting such change relative to a corporation shall be applied by analogy. Any reference to a “majority shareholder” shall be treated as referring to a partner or member that (a) owns more than 50% of the capital and profits interest of such entity, and (b) alone or together with others is vested with the continuing exclusive authority to make management decisions necessary to conduct the business for which the partnership or limited liability company was formed.

2.12     Claimant.  Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.13     Code.  Code means the Internal Revenue Code of 1986, as amended from time to time.

2.14     Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.15     Company or UBS. Company or UBS means UBS Group AG, an Aktiengesellschaft organized under the laws of Switzerland or any successor corporation or other Person into which UBS Group AG is merged or consolidated to which UBS Group AG transfers or sells all or substantially all of its assets.

2.16     Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. All Company Contributions are discretionary; the credit of a Company Contribution by a Participating Employer in one Plan Year does not obligate the Participating Employer to continue to make contributions in subsequent Plan Years. Unless the context clearly indicates otherwise, a reference to a Company Contribution shall include Notional Earnings attributable to such contribution.

2.17     Compensation.  Compensation means a Participant’s salary, bonus, Earned Payout, and / or such other cash or equity-based compensation in each case as approved by the Administrative Committee as Compensation that may be deferred under Section 4.2 of this Plan, excluding any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A, and excluding any component of compensation that the Administrative Committee determines prior to the commencement of any Plan Year should be excluded from deferral under the Plan for such year.

2.18     Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and the Company or a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan with respect to a Plan Year in accordance with the provisions of Article IV, and (ii) the Payment Schedules applicable to the Plan Year Account.

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UBS Voluntary Investment Plan

2.19     Covered Claims. Covered Claims means disputes between a Participant or any Beneficiary and the Group and its officers, directors, employees, and agents, including but not limited to all claims and disputes arising out of or in any way relating to the Participant’s employment, compensation, benefits and terms and conditions of employment with the Group, including, without limitation, UBS AG , UBS Securities LLC, UBS Business Solutions US LLC, UBS Financial Services Inc. and any other Participating Employer, or the termination thereof, including but not limited to contract, tort, defamation, breach of fiduciary duty and other common law claims, wage and hour claims, statutory discrimination, harassment and retaliation claims, and claims arising under or relating to any federal, state or local constitution, statute or regulation, including, without limitation, the Fair Labor Standards Act (“FLSA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Participant Retirement Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Equal Pay Act (“EPA”), the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and all amendments thereto, and any other federal, state or local wage and hour, compensation, benefits, or discrimination law, and any and all other federal, state, or local constitutional, statutory, regulatory, or common law claims or causes of action now or hereafter recognized.

2.20     Deferral.  Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Notional Earnings attributable to such Deferrals.

2.21     Earned Payout. Earned Payout shall have the meaning set forth in the applicable Financial Advisor Compensation Plan of a Participating Employer under which the Participant receives Transaction-Based Earned Payout or Asset-Based Earned Payout.

2.22     Effective Date. Effective Date means November 1, 2018 (with respect to Compensation Deferral Agreements submitted on or after such date, applicable for the Plan Year beginning January 1, 2019 and subsequent Plan Years).

2.23     Eligible Person. Eligible Person means an Employee who is a member of a select group of management or highly compensated employees who has been notified during an applicable enrollment of his or her status as an Eligible Person. The Administrative Committee has the discretion to determine which Employees are Eligible Persons for each enrollment.

2.24     Employee. Employee means an individual who is employed by a Participating Employer, where termination of such employment has not been stipulated under a termination agreement with a Participating Employer at the time of submission of a Compensation Deferral Agreement or, where the context requires, his or her personal representatives. Unless otherwise determined by the Administrative Committee, contractors, consultants, advisors, temporary staff, leased employees, any persons on the payroll of any entity that is not a Participating Employer or other similar persons shall not be considered to be Employees for purposes of the Plan. References to the Employee shall include any former employee who holds an Award.

2.25     Employer. Employer means the Company and each Affiliate.

2.26     ERISA.  ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.27     Group.  Group means the Company and its subsidiaries.

2.28     Notional Earnings. Notional Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.29     Participant.  Participant means an individual described in Article III.

2.30     Participating Employer. Participating Employer means an Employer who has adopted the Plan with the consent of the Company. Each Participating Employer shall be identified on Schedule A attached hereto.

2.31     Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.32     Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that (i) the outcome is substantially uncertain at the time the criteria are established, and (ii) the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted. Performance-Based Compensation shall not include any Compensation payable upon the Participant’s death or disability (as defined in Treas. Section 1.409A-1(e)) without regard to the satisfaction of the performance criteria.

2.33     Person.  Person means any individual, corporation, partnership, limited liability company, trust, firm or other entity of whatever nature

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UBS Voluntary Investment Plan

2.34     Plan.  Plan means “UBS Voluntary Investment Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.35     Plan Year. Plan Year means January 1 through December 31 or such other period which may be designated by the Administrator. For the avoidance of doubt, the Plan Year may differ with respect to different forms of Compensation as determined by the Administrator.

2.36     Plan Year Account. Plan Year Account means the Account established for each Plan Year to record a Participant’s total Deferrals for the Plan Year.

2.37     Relevant Person. Relevant Person means the Company, any member of the Group, the Participating Employer, or the trustees of any grantor trust which operates in connection with and for the purpose of the Plan, and where applicable, any third-party plan administrator designated by the Company or the Administrative Committee to provide services in connection with the operation of the Plan.

2.38     Separation from Service. Separation from Service means an Employee’s termination of employment with the Company and all Affiliates.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary (12 months in the case of disability or sick leave) of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor for the Employer, a Separation from Service shall occur only if the parties anticipate that the level of services to be provided as an independent contractor are such that a Separation from Service would have occurred if the Participant had continued to provide services at that level as an Employee. If, in accordance with the preceding sentence, no Separation from Service occurs as of the date the individual’s employment status changes, a Separation from Service shall occur thereafter only upon the 12-month anniversary of the date all contracts with the Employer have expired, provided the Participant does not perform services for the Employer during that time.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.25 of the Plan, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Administrative Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.

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UBS Voluntary Investment Plan

2.39     Substantial Risk of Forfeiture. Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.40     Transaction-Based Earned Payout. Transaction-Based Earned Payout means Earned Payout meeting the definition of Sales Commission Compensation as defined in Treas. Reg. Section 1.409A-2(a)(12)(ii).

2.41     Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Administrative Committee.

2.42     Valuation Date. Valuation Date means each Business Day.

ARTICLE III

Eligibility and participation

3.1.   Eligibility and Participation. All Eligible Persons may enroll in the Plan. Eligible Persons become Participants on the date on which the first discretionary Compensation Deferral Agreement becomes irrevocable under Article IV.

3.2.   Duration.  Only Eligible Persons may submit Compensation Deferral Agreements during an enrollment period and receive discretionary Company Contributions during the Plan Year. A Participant who is no longer an Eligible Person but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0). All Participants, regardless of employment status, will continue to be credited with Notional Earnings and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when his or her Account has been reduced to zero (0).

3.3.   Rehires.  An Eligible Person who Separates from Service and who subsequently resumes performing services for the Employer in the same calendar year (regardless of eligibility) will have his or her Compensation Deferral Agreement for such year, if any, reinstated, but his or her eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.

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UBS Voluntary Investment Plan

ARTICLE IV

Deferrals

4.1.   Deferral Elections, Generally.

a)     A Participant may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Administrative Committee and in the manner specified by the Administrative Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a Compensation source (such as salary, bonus or other Compensation) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.

b)     A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Administrative Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

c)      The Administrative Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Administrative Committee in the Compensation Deferral Agreement, Participants may defer up to (75%) of their base compensation and up to (75%) of bonus, Earned Payout, or other Compensation earned during a Plan Year.

d)     Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Administrative Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, required employee benefit deductions, deferrals to 401(k) plans and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

4.2.  Timing Requirements for Compensation Deferral Agreements.

a)     Initial Eligibility. The Administrative Committee may permit an Eligible Person to defer Compensation earned in the first year of eligibility. The Compensation Deferral Agreement must be filed within 30 days after attaining Eligible Person status and becomes irrevocable not later than the 30th day.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.

b)     Prior Year Election. Except as otherwise provided in this Section 4.2, the Administrative Committee may permit an Eligible Person to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

c)      Performance-Based Compensation. The Administrative Committee may permit an Eligible Person to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

(i)             the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)            the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.

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UBS Voluntary Investment Plan

d)     Short-Term Deferrals. The Administrative Committee may permit Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) to be deferred in accordance with the rules of Section 6.10, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 6.10(b) shall not apply to payments attributable to a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)). A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable on the latest date it could be submitted under Section 6.10.

e)     Asset-Based Earned Payout Compensation. The Administrative Committee may permit an Eligible Person to defer Asset-Based Earned Payout Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the services with respect to such Asset-Based Earned Payout Compensation are deemed to commence. In accordance with Treas. Reg. Section 1.409A-2(b)(9), the services with respect to Asset-Based Earned Payout Compensation are deemed to be performed over the 12 months immediately preceding the date as of which the overall value of the assets or asset accounts is determined for purposes of the calculation of the Asset-Based Earned Payout Compensation. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline. The Administrative Committee may require that all Asset-Based Earned Payout Compensation and Transaction-Based Earned Payout Compensation be deferred at the same rate.

f)      Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Administrative Committee may permit an Eligible Person to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

g)     “Evergreen” Deferral Elections. The Administrative Committee, in its discretion, may provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Administrative Committee with respect to Compensation for which such election remains revocable under this Section 4.2.

A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not an Eligible Person as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.6.

4.3.  Deductions from Pay. The Administrative Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.4.  Vesting.  Participant Deferrals of cash Compensation shall be 100% vested at all times. Interest and Notional Earnings with respect to Deferrals are 100% vested, subject to the provisions of Section 5.3. Deferrals of vesting awards of Compensation shall become vested in accordance with the provisions of the underlying award.

4.5.  Cancellation of Deferrals. The Administrative Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least twelve months (“Disability”), provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the Disability (as defined in this clause (ii)).

4.6.  Coordination with Other Plans. Neither (i) Participant Deferrals of Compensation, nor (ii) distributions to a Participant under the Plan shall constitute compensation to the Participant for purposes of any plan sponsored by the Company or a Participating Employer that is qualified under Section 401(k) of the Code.

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UBS Voluntary Investment Plan

ARTICLE V

Discretionary Company Contributions

5.1.  Discretionary Company Contributions. A Participating Employer may, from time to time in its discretion, credit discretionary Company Contributions in the form of matching, profit sharing or other contributions to any Participant in any amount determined by the Participating Employer. Discretionary Company Contributions are credited to the Plan Year Account for the Plan Year in which the Company Contribution is declared, unless the Committee specifies a different Plan Year Account at the time the Company Contribution is declared.

Discretionary Company Contributions are credited at the discretion of the Participating Employer and the fact that a discretionary Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such discretionary Company Contributions in subsequent years.

5.2.  Vesting.  Discretionary Company Contributions vest according to the schedule specified by the Participating Employer on or before the time the contributions are made.

All Accounts become 100% vested, if while employed by a Participating Employer, a Participant dies, incurs a Disability, or upon the occurrence of such other events as the Participating Employer may specify on or before the time the contributions are made.

5.3.  Clawback.  Notwithstanding anything in the Plan to the contrary, all discretionary Company Contributions, interest (including interest credited on Participant Deferrals), and Notional Earnings, without regard to whether such amounts are vested, shall be subject to reduction, forfeiture and/or clawback in accordance with the clawback provisions under the UBS AG Total Reward Principles and any other applicable clawback policy that either UBS or the applicable Participating Employer may adopt from time to time. By accepting the right to participate under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, UBS or their Participating Employer to recover or recoup any award or amount paid under this Plan subject to clawback pursuant to such policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under this Plan from a Participant’s accounts, or pending or future compensation awards. For the avoidance of doubt, Participant Deferrals shall not be subject to clawback.

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UBS Voluntary Investment Plan

ARTICLE VI

Payments from Accounts

6.1.  General Rules. A Plan Year Account become payable upon the first to occur of the payment events applicable to such Account under Sections 6.2 through 6.8.

Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement submitted in accordance with Section 4.2 or in a valid modification election applicable to such Account as described in Section 6.10.

Payment amounts are based on Account Balances as of the last Valuation Date of the month next preceding the month actual payment is made.

6.2.  Specified Date Payment Schedule.

Commencement.  Payment commences in the third calendar year following the Plan Year for which a Compensation Deferral Agreement becomes effective. For example, deferrals of Compensation under a Compensation Deferral Agreement in effect for the 2019 Plan Year are paid in 2022 unless the Participant elected a later year.

Form of Payment. Payment of a Plan Year Account will be made in a lump sum, unless the Participant elected to receive such Account in annual installments from two (2) to ten (10) years.

6.3.  Separation from Service. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive his or her Plan Year Accounts that have not commenced payment under Section 6.2.

Commencement.  Subject to the requirements of Section 6.10, payment will commence in the calendar year next following the calendar year in which Separation from Service occurs.

Notwithstanding the foregoing, payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B), as determined in accordance with the uniform methodology and procedures adopted by UBS then in effect, will commence no earlier than six months following his or her Separation from Service.

Form of Payment. Payment will be made in a single lump sum unless the Participant elected during his or her initial enrollment in the Plan or under Section 6.10 to receive annual installments from two (2) to ten (10) years.

Asset Sales. In the event of a Separation from Service occurring upon the closing of a sale of assets constituting a Change in Control with respect to a Participant’s Employer, payment to such Participant will be made under the provisions of Section 6.6 and not under this Section 6.3.

Obligations.  If, following a Participant’s Separation from Service and at the time any payment is scheduled to be made from the Participant’s Account, such Participant has any outstanding obligations (whether in connection with the Plan or otherwise arising in with the course of the Participant’s employment or service) to any member of the Group, as determined by the Administrative Committee in its discretion, then the Administrative Committee will be entitled to retain a sufficient amount of cash otherwise due to be released to the Employee to satisfy all or part of any such obligations, provided that no such deduction would result in the imposition of any additional tax under Code Section 409A. Any amounts deducted pursuant to this Rule will be deducted on an after tax basis.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         10

UBS Voluntary Investment Plan

6.4.  Death.  Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant while an Employee, all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.

a)     Designation of Beneficiary. The Participant shall designate a Beneficiary in the manner and on such terms and conditions and on such form or by such other means as the Administrative Committee may prescribe. No such designation shall become effective unless filed with the Administrative Committee in the form and manner (electronic or otherwise) specified by the Administrative Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Administrative Committee. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Administrative Committee prior to the death of the Participant.

b)     Default Designations. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse or domestic partner, or if there is no surviving spouse or domestic partner, then to the duly appointed and currently acting personal representative of the Participant’s estate. In the event that more than one Beneficiary is designated without specifying the percentage interest for each person, then each such Beneficiary who survives the Participant shall have the same percentage interest. If more than one Beneficiary is designated without stating whether they have joint or successor interests, they shall be deemed to have a joint interest.

6.5.  Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Administrative Committee to receive payment of all or any portion of his or her vested Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Administrative Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted pro rata from the Participant’s Plan Year Accounts. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Administrative Committee. The Administrative Committee may specify that Deferrals will be distributed before any discretionary Company Contributions.

6.6.  Change in Control. Notwithstanding anything to the contrary in this Article VI, in the event of a Change in Control with respect to the Participating Employer of a Participant, all remaining vested Account Balances shall be paid to the Participant or his or her Beneficiary, as applicable, in a single lump sum no later than December 31 of the calendar year in which such Change in Control occurs, provided that such payment is effected in compliance with Section 409A.

6.7.  Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Administrative Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

6.8.  Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Administrative Committee, in its discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Administrative Committee may also, in its discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

6.9.  Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments. For purposes of Section 6.10, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         11

UBS Voluntary Investment Plan

6.10.       Modifications to Payment Schedules. A Participant may modify the Payment Schedule described in Section 6.2 in effect for a Plan Year Account, or the Payment Schedule described in Section 6.3 consistent with the permissible Payment Schedules available under each such Section, provided such modification complies with the requirements of this Section 6.10. Only one modification may be made to a Payment Schedule, and any attempt to make a second modification is deemed to be void and shall have no effect.

a)     Time of Election. The modification election must be submitted to the Administrative Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).

b)     Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be five years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. Payments shall commence in the fifth calendar year after the calendar year payment would have commenced under the Prior Election if (i) no payment year is designated and (ii) with respect to a modification of the Separation from Service Payment Schedule under Section 6.3.

c)      Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

d)     Effect on Accounts. An election to modify a Payment Schedule is specific to that Payment Schedule and payment event, and shall not be construed to affect any other Payment Schedules.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         12

UBS Voluntary Investment Plan

ARTICLE VII

Valuation of Account Balances; Investments

7.1.  Valuation.  Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Valuation of Accounts shall be performed under procedures approved by the Administrative Committee.

7.2.  Notional Earnings Credit. Each Account will be credited with Notional Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of notional investment options selected in advance by the Administrative Committee, in accordance with the provisions of this Article VII (“investment allocation”).

7.3.  Investment Options. Notional investment options will be determined by the Administrative Committee. The Administrative Committee, in its discretion, shall be permitted to add or remove notional investment options from the Plan menu from time to time, provided that any such additions or removals of notional investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4.  Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the notional investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Administrative Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Administrative Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Administrative Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Administrative Committee, the next Business Day, and shall be applied prospectively.

7.5.  Valuations Final After 180 Days. The Participant shall have 180 days following the Valuation Date on which the Participant failed to receive the full amount of Notional Earnings and to file a claim under Article XI for the correction of such error.

7.6.  Administration Fee. To the extent permitted under applicable law, the Administrative Committee may charge, at its discretion, an annual or quarterly administration fee (as applicable) on any Account that has not been distributed at the start of the period for which the fee is payable. It is intended that such administration fee will only be charged in respect of Accounts of Participants who have ceased to be employed by any entity within the Group on the start date of the period for which the fee is payable.

To the extent permitted under applicable law, the Administrative Committee may, in its discretion, deduct the administration fee from a Participant’s Account by causing a notional reallocation of the investments and/or by offsetting any administration fee against the notional reallocation value on a reallocation requested by a Participant.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         13

UBS Voluntary Investment Plan

ARTICLE VIII

Administration

8.1.  Plan Administration. This Plan shall be administered by the Administrative Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. All such decisions on any matter concerning the Plan shall be final and binding. Claims for benefits shall be filed with the Administrative Committee and resolved in accordance with the claims procedures in Article XI.

The Administrative Committee may delegate its responsibility to administer the Plan, appoint agents to assist in the day-to-day administration of the Plan and delegate authority to create documents under the Plan to one or more of its members. However, the responsibility for amendment of the key terms or termination of the Plan remains with the Administrative Committee and may not be delegated.

For all purposes under the Plan, “discretion,” “discretionary” or terms of similar import used with respect to the Company, the Board of Directors, a Participating Employer, the Administrator, the Administrative Committee, the Appeals Committee or any agent, administrator or delegee thereof shall mean the sole and absolute discretion of such person.

8.2.  Withholding.  The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

8.3.  Delegation of Authority. In the administration of this Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.4.  Binding Decisions or Actions. The decision or action of the Administrative Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         14

UBS Voluntary Investment Plan

ARTICLE IX

Amendment and Termination

9.1.  Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX; each Participating Employer may also terminate its participation in the Plan, in each case, in compliance with Section 409A.

9.2.  Amendments.  The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors of the Company may delegate to the Administrative Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Administrative Committee’s interpretation of the Plan documents; and (iv) making such other amendments as the Board of Directors may authorize. No amendment is needed to revise the list of Participating Employers set forth on Schedule A attached hereto.

9.3.  Termination.  The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent permitted by and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

9.4.  Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Administrative Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE X

Informal Funding

10.1.       General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Participant, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2.       Rabbi Trust. A Participating Employer may, in its discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         15

UBS Voluntary Investment Plan

ARTICLE XI

Claims

11.1.       Initial Claim. Any claim with respect to amounts deferred, and Notional Earnings thereon, under this Plan shall be made in writing to the Administrative Committee. The initial claim for benefits must be submitted to the Administrative Committee no later than 180 days after the disputed award or distribution, or from the failure to make an award or distribution, but in no event may such an initial claim be submitted more than 180 days after the Participant has terminated his or her employment with the Company or its Affiliates. If a claim for benefits is wholly or partially denied, the Administrative Committee, or its delegate, shall so notify the Claimant within 90 days after receipt of the claim. If the Administrative Committee determines that an extension is necessary, the Administrative Committee will notify the Claimant within the initial 90-day period that the Administrative Committee needs up to an additional 90 days to review the claim. In the case of a claim for disability benefits, the Administrative Committee shall notify the Claimant within 45 days after the claim is received unless the Administrative Committee determines that an extension of time for processing is required due to matters beyond the control of the Plan, in which case written notice of the extension shall be furnished to the Claimant prior to termination of the original 45-day period. Such extension shall not exceed 30 days from the end of the initial period. If, prior to the end of the first 30-day extension period, the Administrative Committee determines that, due to matters beyond the control of the Plan, an additional extension of time for processing is required, written notice of a second 30-day extension shall be furnished to the Claimant prior to termination of the first 30-day extension.

11.2.       Notice of Denial. The notice of denial shall be written in a manner calculated to be understood by the Claimant and shall contain (i) the specific reason or reasons for denial of the claim, (ii) specific references to the pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (iv) an explanation of the claims review procedure and time limits, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. In the case of a claim for disability benefits, the notification shall also advise the Claimant whether the Administrative Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment. The decision or action of the Administrative Committee shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 11.3 hereof.

11.3.       Review of Claim. Within 60 days after the receipt by the Claimant of notice of denial of a claim, the Claimant may (i) file a request with the Appeals Committee that it conduct a full and fair review of the denial of the claim, (ii) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (iii) submit questions and comments to the Appeals Committee in writing.

11.4.       Decision After Review. Within 60 days after the receipt of a request for review under Section 11.3, the Appeals Committee shall deliver to the Claimant a written decision with respect to the claim, except that if there are special circumstances which require more time for processing, the 60-day period shall be extended to 120 days upon notice to that effect to the Claimant. The decision shall be written in a manner calculated to be understood by the Claimant and shall (i) include the specific reason or reasons for the decision, (ii) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (iv) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA. In the case of a claim for disability benefits, the notice shall set forth: (1) whether the denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment; and (2) the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

11.5.       Exhaustion of Plan Procedures and Remedies; Expiration of Claims. A Claimant may not seek relief of any sort in arbitration or in any forum with respect to a claim for benefits unless and until the Claimant has followed the claims procedures under the Plan and exhausted the Claimant’s administrative remedies under such claims procedures. Further, no Claimant may initiate a claim with respect to amounts deferred, and Notional Earnings thereon, under this Plan after the first anniversary of the date on which the Claimant’s administrative remedies under the Plan’s claims procedures in respect of such claim were exhausted, and no relief shall be available in respect of any claim for which a Claimant initiates an action for relief following such anniversary.

11.6.       Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its discretion, and shall be final and conclusive.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         16

UBS Voluntary Investment Plan

11.7.       Arbitration.  By participating in the Plan, each Participant agrees to the Arbitration Agreement set forth in this Section 11.7, subject to exhaustion of the procedures set forth in Sections 11.1-11.5. If any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XI, subject to exhaustion of the procedures set forth in Sections 11.1-11.5, such claim shall be submitted to and resolved exclusively by arbitration conducted in accordance with the following procedures:

a)     Binding Mutual Arbitration. Any Covered Claims will be resolved by final and binding arbitration as set forth in this Section 11.7 (the “Arbitration Agreement”). This Arbitration Agreement shall be governed by and interpreted in accordance with the U.S. Federal Arbitration Act (“FAA”) and the law of the State of New York to the extent New York law is not inconsistent with the FAA and without regard to conflicts of law principles. This Arbitration Agreement applies to both the Participant and its Beneficiaries and the Group, including, without limitation, UBS Group AG, UBS AG, UBS Securities LLC, UBS Business Solutions US LLC, UBS Financial Services Inc. and each other Participating Employer, and makes arbitration the required and exclusive forum for the resolution of all Covered Claims between the Participant and the Group. Therefore, the Participant and the Group are giving up their rights to a jury trial, in any forum, of Covered Claims. Except for the Excluded Claims (defined below), and to the fullest extent permitted by law, this Arbitration Agreement applies to both existing and future claims, including any claims that occurred before this Arbitration Agreement.

b)     Excluded Claims. The following claims and disputes are not subject to this Arbitration Agreement: (i) applications for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration, (ii) claims for workers’ compensation benefits, but not retaliation claims arising out of or relating to claims for workers’ compensation benefits, (iii) claims for unemployment compensation benefits, (iv) claims under the National Labor Relations Act, as amended, within the exclusive jurisdiction of the National Labor Relations Board, and (v) any claim that is expressly precluded from arbitration by a federal statute or regulation. Nothing in this Arbitration Agreement shall prohibit a Participant from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency. The Participant also has the right to challenge the validity of the terms and conditions of this Arbitration Agreement on any grounds that may exist in law and equity, and the Group shall not discipline, discharge, or engage in any retaliatory actions against the Participant in the event the Participant chooses to do so or engage in other protected legal activity. The Group, however, reserves the right to enforce the terms and conditions of this Arbitration Agreement in any appropriate forum.

c)      CLASS, COLLECTIVE, AND REPRESENTATIVE ACTION WAIVERS. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTICIPANT AND THE GROUP AGREE THAT ARBITRATION ON A NON-CLASS, NON-COLLECTIVE AND NON¬REPRESENTATIVE ACTION BASIS PURSUANT TO THIS ARBITRATION AGREEMENT IS THE EXCLUSIVE PROCESS FOR RESOLVING ANY COVERED CLAIMS THAT MIGHT OTHERWISE BE BROUGHT ON A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION BASIS. ACCORDINGLY, THE PARTICIPANT MAY NOT PARTICIPATE AS A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION REPRESENTATIVE OR AS A MEMBER OF ANY CLASS, COLLECTIVE OR REPRESENTATIVE ACTION, AND WILL NOT BE ENTITLED TO ANY RECOVERY FROM A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION IN ANY FORUM RELATING TO ANY COVERED CLAIMS. An arbitrator appointed under the rules referenced by this Arbitration Agreement shall not conduct a class, collective or representative action arbitration and shall not allow the Participant to serve as a representative of others in an arbitration of Covered Claims conducted under this Arbitration Agreement. The Participant further agrees that if the Participant is included within any class action, collective action or representative action in court or in arbitration involving any such Covered Claims, the Participant will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be.

Nothing in this Section 11.7 shall preclude the Participant from pursuing or participating in a class, collective or representative action in court where the Participant’s claim is based solely on the Participant’s status as a customer or an investor and does not arise out of or in any way relate to the Participant’s employment.

Any disputes concerning the validity or enforceability of the Class, Collective and Representative Action Waivers contained in this Arbitration Agreement shall be governed by and determined under and in accordance with the FAA, and shall be decided only by a court of competent jurisdiction, not by an arbitrator. To the extent any Covered Claims are not eligible for arbitration or otherwise are excluded from or not subject to arbitration, for any reason, the Class, Collective and Representative Action Waivers set forth in this Arbitration Agreement remain valid and enforceable.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         17

UBS Voluntary Investment Plan

d)     Selection and Rules. Except as specified herein, the applicable arbitration rules will be the rules of the selected arbitration forum as indicated below, or any successor rules or, if none exist, the rules most applicable to employment claims and disputes and, if the forum no longer exists, the successor forum.

e)     Registered Employees: Except as specified herein, if the Participant is or was a registered employee or has executed a Uniform Application for Securities Industry Registration or Transfer (Form U-4) and/or holds a securities license with a self-regulatory organization (“registered employee”), any arbitration of a Covered Claim that is properly subject to the jurisdiction of the Financial Industry Regulatory Authority (“FINRA”) must be conducted under the auspices and rules of FINRA in accordance with the FINRA Code of Arbitration Procedure for Industry Disputes (“FINRA Arbitration Rules”). If a Covered Claim of a registered employee is not eligible for arbitration before FINRA or is otherwise excluded from or not subject to arbitration before FINRA, then such Covered Claim will be resolved by final and binding arbitration conducted under the auspices and rules of JAMS (“JAMS Arbitration.”) In addition, in lieu of FINRA arbitration, a registered employee may elect to arbitrate discrimination claims under any federal, state or local law (including claims of harassment and retaliation under those laws) before JAMS. Any JAMS Arbitration shall be conducted in accordance with and subject to the JAMS Employment Arbitration Rules and Procedures and the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (“JAMS Arbitration Rules”), except as specified herein, and shall be conducted before a single arbitrator unless all parties to the arbitration agree otherwise in writing.

f)      Non-Registered Participants: Except as specified herein, any arbitration of a Covered Claim of a non-registered Participant, or of a registered employee that is not otherwise eligible for arbitration before FINRA (as indicated above), will be conducted under the auspices and rules of JAMS in accordance with and subject to the JAMS Arbitration Rules, except as specified herein, and shall be conducted before a single arbitrator unless all parties to the arbitration agree otherwise in writing.

Information about FINRA, including its FINRA Arbitration Rules, can be found at www.finra.org.  Information about JAMS, including its JAMS Arbitration Rules, can be found at www.jamsadr.com

Notwithstanding any language in this Arbitration Agreement, to the extent any of the terms, conditions or requirements of this Arbitration Agreement conflict with the FINRA Arbitration Rules or JAMS Arbitration Rules, the terms, conditions or requirements of this Arbitration Agreement shall govern.

g)     Hearing Location. Arbitration shall be held in the city, county, town or municipality in which the Participant worked at the time the claim arose or, if not possible, in the city, county, town or municipality closest to the Participant’s principal place of employment at the time the claim arose where the arbitration can be held, unless all parties to the arbitration agree in writing to a different location for the arbitration. If the Participant’s current or last principal place of employment with the Group is outside of the U.S. or Puerto Rico, the arbitration shall be held in New York, New York.

h)     Awards.  Arbitrators are required to issue a written award and, subject to the parties’ right to appeal or seek vacatur under applicable law, their awards shall be final and binding, and any judgment or award issued by an arbitrator may be entered in any court of competent jurisdiction. No arbitration award or decision will have any preclusive effect as to any issues or claims in any other arbitration or court proceeding unless each of the parties in such proceeding was also a named party in the arbitration.

i)      Remedies.  The Participant and the Group agree that the arbitrator(s) is authorized to award any party the full remedies that would be available to such party if the Covered Claim had been filed in a court of competent jurisdiction, including attorneys’ fees and costs.

j)      Additional Provisions Applicable to Arbitration of Statutory Claims and Counterclaims. Subject to any applicable fee-shifting provisions, if the Participant initiates arbitration of statutory claims with FINRA or JAMS or assert any statutory claims as counterclaims, the Participant shall be responsible for the filing fee required to initiate arbitration of such claims up to the amount of the filing fee the Participant would have incurred had the Participant filed such claims in federal district court, and the Group shall be responsible for all additional arbitration filing fees, forum fees, and other fees and costs assessed in any such arbitration.

k)     Additional Provisions Applicable to Arbitration Before JAMS. In any arbitration before JAMS, the parties may file and the arbitrator shall hear and decide at any point in the proceedings any motion permitted by the Federal Rules of Civil Procedure, including but not limited to motions to compel discovery, motions for protective orders, motions to dismiss, motions for summary judgment, and motions in limine.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         18

UBS Voluntary Investment Plan

l)      Pending Class or Collective Actions. Nothing set forth in this Arbitration Agreement applies to any Covered Claims in a class or collective action for which the Participant is a putative member of and that is pending and conditionally certified or certified on the date the Participant enters into this Arbitration Agreement, and any such Covered Claims shall be governed by the agreement(s) between the Participant and the Grantor in effect at the time such Covered Claims were filed.

m)    Consideration.       The Participant’s acceptance of the benefits of participation in the Plan and/or any other form of compensation or benefit provided to the Participant by UBS shall constitute consideration for the Participant’s rights and obligations under this Arbitration Agreement, including the Class, Collective and Representative Action Waivers contained herein.

n)     Modification.  Notwithstanding anything to the contrary in the Plan Rules, any modification or discontinuance of the Arbitration Agreement by the Group will be made by the Group providing thirty (30) calendar days written notice; however, any such modification or rescission shall only be applied prospectively. The Participant shall complete the processing of any dispute pending pursuant to this Arbitration Agreement at the time of an announced change, under the terms of the procedures in effect at the time such Covered Claims were initially submitted to arbitration pursuant to this Arbitration Agreement.

o)     Severability.  The provisions of this Arbitration Agreement shall be severable and, if any provisions hereof shall be determined to be legally unenforceable or void, such unenforceable or void provision shall not affect the legality, validity or enforceability of the remaining provisions hereof. Any such unenforceable or void provision shall be severed from the remaining provisions as appropriate, to the extent permitted by law, except that, in the event any of the waivers set forth in Section 11.7(c) (“Class, Collective and Representative Action Waivers”) are determined to be invalid, unenforceable or void with respect to any Covered Claim, that Covered Claim and only that Covered Claim shall proceed in a court of competent jurisdiction and not in arbitration (and such court shall be the exclusive forum for all such claims), and the waivers set forth in Section 11.7(c) shall remain effective and enforceable with respect to all other Covered Claims. If a court of competent jurisdiction determines that a particular provision of this Agreement is invalid, unenforceable or void under the applicable law in a particular jurisdiction, such provision will not be enforced with respect to you in that jurisdiction but shall remain effective and enforceable in all other jurisdictions.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         19

UBS Voluntary Investment Plan

ARTICLE XII

General Provisions

12.1.       Assignment.  No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Administrative Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

12.2.       No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge a Participant is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3.       No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer. Nothing contained herein shall be construed as changing a Participant’s status from employee to independent contractor or from independent contractor to employee. This Plan does not constitute, nor should it be construed to constitute, a waiver by UBS or any Participating Employer of its rights under the “employment-at-will” doctrine, nor does it afford a prospective, current or former Employee any rights or remedies not otherwise available under applicable law.

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UBS Voluntary Investment Plan

12.4.       Notice.  Any notice or filing required or permitted to be delivered to the Administrative Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Administrative Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

UBS

1000 Harbor Boulevard, 10th Floor

Weehawken, NJ 07086

ATTN: HUMAN RESOURCES, VOLUNTARY INVESTMENT PLAN

Any notice or filing or communication required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and delivered by personal delivery or sending it by post or by facsimile, email or any other form of electronic transfer acceptable to the Administrative Committee to the last known address, facsimile number or email address of the Participant or, where the Participant is a Participant of a member of the Group, to the Participant’s workplace address, facsimile number or email address or by other means of electronic transfer acceptable to the Administrative Committee. Any communication will be deemed to have been served: (i) if delivered personally, at the time of delivery, (ii) if posted, at 10:00am on the third business day after it was put in the post; or (iii) if sent by facsimile process, email or any other form of electronic transfer, at the time of dispatch. Each Participant will be taken to have consented to any electronic transfer. In proving service of a notice to any Participant, it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic transfer was properly addressed and dispatched, as appropriate.

It shall be the duty and responsibility of each Participant to notify the plan administrator or the Employer of all changes in address and of all other changes that might affect the rights of such person under the Plan.

12.5.       Headings.  The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6.       Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Administrative Committee may elect in its discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7.       Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Administrative Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Administrative Committee shall presume that the payee is missing. The Administrative Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, may stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. A Participant’s Account shall not be credited with Notional Earnings following the first anniversary of such date on which payment is to be made.

12.8.       Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrative Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or Administrative Committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Administrative Committee, the Company, and the Plan from further liability on account thereof.

12.9.       Governing Law. To the extent not preempted by ERISA, the laws of the State of New York shall govern the construction and administration of the Plan, excluding any principals of conflicts of law that would apply the law of any other jurisdiction.

12.10.     Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Section 409A. No Employer shall have any legal obligation or liability to a Participant with respect to taxes imposed under Code Section 409A

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         21

UBS Voluntary Investment Plan

ARTICLE XIII

Data Privacy

13.1.       The Participant will be provided access to the appropriate UBS privacy notice and disclosures available via the Participant's EquatePlus or other Plan account at the time of onboarding to the Voluntary Investment Plan, and will be taken to have read and understood the use and disclosure of personal information, the protections that apply, the purposes of processing activities, the legal basis on which processing activities are based, and data protection rights, as defined herein. The Participant will therefore be taken to have consented to the collection, use and disclosure by the Relevant Persons of any personal information or data necessary for the administration of a Plan.

13.2.       Pursuant to the data privacy notices, the Participant will be taken to have acknowledged, understood, and agreed that the Relevant Persons:

(a)            shall retain the Participant’s personal information for as long as is necessary for the purpose of administering the Plan and that the personal information may be kept for a period extending beyond the termination of the Participant’s participation in the Plan. The Participant’s personal information shall be destroyed, erased or made anonymous in such a fashion as to ensure that the security of the personal information is maintained in the course of such disposal;

(b)            shall only disclose the Participant’s personal information to a third party (other than other Relevant Persons) with the express consent of the Participant, or where disclosure otherwise complies with law;

(c)             shall ensure that the Participant’s personal information is kept in a secure location (which shall include reasonable administrative, technical and physical protections to safeguard the personal information against unauthorized use, access, disclosure, copying or modification thereof), and that it is accessible only to authorized Persons on a "need to know" basis. Such persons shall be trained to, and subject to contractual or other obligations to, preserve the private and personal nature of the personal information;

(d)            shall provide the Participant with access to the personal information in their possession in order to ensure that the personal information is accurate, complete and up-to-date;

(e)            may, in such circumstances as required or permitted by law, collect, use, or disclose the Participant’s personal information without the Participant’s consent;

(f)             may transfer the Participant’s personal information to any jurisdiction (including but not limited to Germany, Jersey, Poland, Switzerland, the United Kingdom, and among the states of the United States of America) and governments, courts, law enforcement or regulatory agencies provided that the lawful disclosure of the Participant’s personal information through the laws of the jurisdictions in question has been obtained; and

(g)            in the event the Participant has any questions or concerns regarding the treatment of personal information by the Relevant Persons, he should contact Equatex via ubs plan administration@equatex.com or (where applicable) refer to the Company's privacy notice described in Section 13.1 above.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         22

UBS Voluntary Investment Plan

Appendix B

California Terms and Conditions

The terms and conditions contained in this Appendix B shall apply to Contributions. Interest and Notional Earnings credited under the Plan that are subject to the California Corporate Securities Law of 1968, as amended (the “California Code”). In each case, the terms and conditions contained in this Appendix B will supersede any contrary provision contained in the Plan in a manner that results in Section 409A Compliance. To the extent there is no conflict between the terms contained in this Appendix B and the Plan, the Plan will govern. Capitalized terms shall have the meaning given to such terms in the Plan.

A.    Termination of the Plan. To the extent required by the California Code, the Plan will terminate ten (10) years from the Effective Date with respect to Participants employed in California and, in the discretion of the Board of Directors, may be replaced by a new plan.

B.     Total Value of Voluntary Contributions. To the extent required by the California Code, in no event shall the total value of Voluntary Contributions credited under the Plan exceed $500 million.

C.     Non-Transferability.  Pursuant to Section 12.1 of the Plan, a Participant’s or Beneficiary’s right to receive any payment under the Plan is not transferable except pursuant to the laws of descent and distribution or to a Beneficiary or distributee as expressly permitted under the Plan.

Content Copyright ©2018 Newport Group, Inc. All Rights Reserved                                                                                                                         23